As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact Name of Registrant as Specified in Its Charter)

Japan	98-0521973
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330, Japan

(Address of Principal Executive Offices) (Zip Code)

MUFG Americas Holdings Corporation Stock Bonus Plan

(Full Title of the Plan)

Michael F. Coyne

General Counsel

MUFG Americas Holdings Corporation

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Bldg. 2F

2-2, Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(2)	35,000,000(3)	$ 5.045(4)	$ 176,575,000	$ 21,401

(1)

Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(2)

American Depositary Shares issuable upon deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-13338). Each American Depositary Share represents one share of common stock.

(3)	Relates to 35,000,000 Restricted Share Units or other Share-based Awards to be awarded under the MUFG Americas Holdings Corporation Stock Bonus Plan.
(4)

The proposed maximum offering price per share was calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low prices for the registrant’s common stock as reported on the Tokyo Stock Exchange on March 25, 2019, after conversion into U.S. dollars based on the exchange rate released by the Bank of Japan as in effect on such date.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Mitsubishi UFJ Financial Group, Inc. (the “Registrant”) pursuant to General Instruction E to Form S-8 (“General Instruction E”) under the Securities Act for the purpose of registering an additional 35,000,000 shares of common stock of the Registrant to be issued under the MUFG Americas Holdings Corporation Stock Bonus Plan (the “Plan”).

The Plan was originally adopted effective as of August 27, 2012, by MUFG Bank, Ltd. (formerly The Bank of Tokyo-Mitsubishi UFJ, Ltd.), New York Branch, a branch of a wholly owned subsidiary of the Registrant, and amended and restated effective June 8, 2015, to reflect the assumption and adoption of the Plan by MUFG Americas Holdings Corporation, a wholly owned subsidiary of the Registrant.

In accordance with General Instruction E, the registration statement on Form S-8 (No. 333-204845), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on June 10, 2015, in respect of the Plan, is hereby incorporated by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Under the rules of the Commission, such documents are not required to be, and are not, filed with the Commission but constitute, together with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Mitsubishi UFJ Financial Group, Inc., 7-1 Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Financial Planning Division, Telephone number: +81-3-3240-8111.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof to the extent not superseded by reports or other information subsequently filed or furnished:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2018 filed by the Registrant with the Commission on July 12, 2018 (Commission File No. 000-54189) (the “Annual Report”);

(b)	The Registrant’s current report on Form 6-K relating to changes of our corporate executives, dated December 26, 2018

(c)

The Registrant’s current report on Form 6-K relating to our unaudited U.S. GAAP financial condition and results of operations as of and for the six months ended September 30, 2018, dated January 11, 2019

(d)

The Registrant’s current report on Form 6-K relating to our unaudited financial information under Japanese GAAP as of and for the nine months ended December 31, 2018, dated February 4, 2019, except for the forward-looking statements which were made as of the date thereof;

(e)

The Registrant’s current report on Form 6-K relating to our additional unaudited financial information under Japanese GAAP as of and for the nine months ended December 31, 2018, and certain additional information, dated February 14, 2019;

(f)	The Registrant’s current report on Form 6-K relating to our regulatory capital ratios as of December 31, 2018, dated February 14, 2019;

(g)	The Registrant’s current report on Form 6-K relating to MUFG Bank, Ltd. entering into a consent order with the U.S. Office of the Comptroller of the Currency, dated February 22, 2019; and

(h)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 31, 2018.

In addition, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document Description

4.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended on July 6, 2018. (English translation)*

4.2	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on June 25, 2015. (English Translation)**

4.3	Form of American Depositary Receipt.*

4.4	Form of Deposit Agreement, amended and restated as of December 22, 2004, among Mitsubishi Tokyo Financial Group, Inc. (subsequently renamed Mitsubishi UFJ Financial Group, Inc.), The Bank of New York Mellon and the holders from time to time of American Depositary Receipts issued thereunder.*

4.5	MUFG Americas Holdings Corporation Stock Bonus Plan (formerly, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan).***

4.6	Trust under the MUFG Americas Holdings Corporation Stock Bonus Plan (formerly, Trust under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan).***

4.7	Form of MUFG Americas Holdings Corporation Stock Bonus Plan Restricted Share Unit Agreement.***

23.1	Consent of Deloitte Touche Tohmatsu LLC.**

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).**

*	Incorporated by reference to the Registrant’s annual report on Form 20-F (File No. 000-54189) filed on July 12, 2018.
**	Filed herewith.
***	Incorporated by reference to the Registrant’s registration statement on Form S-8 (No. 333-204845), previously filed by the Registrant with the Commission on June 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on March 29, 2019.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Muneaki Tokunari
Muneaki Tokunari
Group Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Muneaki Tokunari as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kiyoshi Sono Kiyoshi Sono	Director and Chairman	March 29, 2019

/s/ Mikio Ikegaya Mikio Ikegaya	Director and Deputy Chairman	March 29, 2019

/s/ Kanetsugu Mike Kanetsugu Mike	Director and Deputy Chairman	March 29, 2019

/s/ Saburo Araki Saburo Araki	Director and Deputy Chairman	March 29, 2019

/s/ Nobuyuki Hirano Nobuyuki Hirano	Director, President & Group Chief Executive Officer (principal executive officer)	March 29, 2019

/s/ Hiroshi Kawakami Hiroshi Kawakami	Director	March 29, 2019

/s/ Yuko Kawamoto Yuko Kawamoto	Director	March 29, 2019

/s/ Haruka Matsuyama Haruka Matsuyama	Director	March 29, 2019

/s/ Toby S. Myerson Toby S. Myerson	Director	March 29, 2019

/s/ Tsutomu Okuda Tsutomu Okuda	Director	March 29, 2019

/s/ Yasushi Shingai Yasushi Shingai	Director	March 29, 2019

/s/ Tarisa Watanagase Tarisa Watanagase	Director	March 29, 2019

/s/ Akira Yamate Akira Yamate	Director	March 29, 2019

/s/ Tadashi Kuroda Tadashi Kuroda	Director	March 29, 2019

/s/ Junichi Okamoto Junichi Okamoto	Director	March 29, 2019

/s/ Muneaki Tokunari Muneaki Tokunari	Group Chief Financial Officer (principal financial officer and principal accounting officer)	March 29, 2019

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mitsubishi UFJ Financial Group, Inc., has signed this Registration Statement or amendment thereto on March 29, 2019.

MUFG AMERICAS HOLDINGS CORPORATION

By:	/s/ Michael F. Coyne
Michael F. Coyne
General Counsel